Exhibit 99.1

News Release

Contact:	Brian W. Wingard
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS FOR 2015

Clearfield, Pennsylvania – July 20, 2015

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the second quarter of 2015. Highlights include the following:

•	Net income of $5.6 million, or $0.39 per share, in both the second quarter of 2015 and the second quarter of 2014.

•	Net income of $11.2 million, or $0.78 per share, for the six months ended June 30, 2015, compared to net income of $10.8 million, or $0.75 per share, for the six months ended June 30, 2014.

•	Loans of $1.451 billion at June 30, 2015, an increase of $143.1 million, or 10.9%, compared to June 30, 2014.

•	Annualized returns on average assets and equity of 1.01% and 11.47%, respectively, for the six months ended June 30, 2015.

•	Tangible book value per share of $11.29 per share as of June 30, 2015, an increase of 11.1% over tangible book value per share of $10.16 at June 30, 2014.

•	Non-performing assets of $13.1 million, or 0.58% of total assets as of June 30, 2015, compared to $13.4 million, or 0.62% of total assets, at June 30, 2014.

Joseph B. Bower, Jr., President and CEO commented, “We were very pleased with the exceptional loan growth in the second quarter. The fact that this growth was spread over our entire market area provides CNB with momentum across our markets. This positive growth helps offset the continued pressure on the net interest margin that is being experienced throughout the banking industry.”

Net Interest Margin

Net interest margin on a fully tax equivalent basis was 3.71% for the six months ended June 30, 2015, compared to 3.79% for the six months ended June 30, 2014. Net accretion included in loan interest income in the first six months of 2015 related to acquired loans was $1.3 million, resulting in an increase in the net interest margin of 13 basis points. Net accretion included in loan interest income in the first six months of 2014 related to acquired loans was $1.2 million, resulting in an increase in the net interest margin of 12 basis points. During the first six months of 2015, CNB experienced net interest margin compression as a result of loans repricing and new loans with market yields significantly below historical averages, which is consistent with the trends across the financial services industry in this historically low interest rate environment. The cost of interest-bearing deposits was 53 basis points during the six months ended June 30, 2015, compared to 52 basis points during the six months ended June 30, 2014.

Asset Quality

During the three and six months ended June 30, 2015, CNB recorded a provision for loan losses of $486 thousand and $1.4 million, as compared to a provision for loan losses of $1.5 million and $2.5 million for the three and six months ended June 30, 2014. Net chargeoffs during the three and six months ended June 30, 2015 were $676 thousand and $1.3 million, as compared to $760 thousand and $1.3 million for the three and six months ended June 30, 2014. There were no new impaired loans in the second quarter of 2015 that required significant specific loan loss reserves, and none of the existing impaired loans required significant additional reserves.

Non-Interest Income

Non-interest income was $4.1 million and $7.2 million for the three and six months ended June 30, 2015, compared to $3.5 million and $6.7 million for the three and six months ended June 30, 2014. Non-interest income as a percentage of average assets increased from 0.63% during the first six months of 2014 to 0.66% during the first six months of 2015, in part due to an increase in net realized and unrealized securities gains of $152 thousand.

Non-Interest Expenses

Total non-interest expenses were $14.1 million and $27.2 million during the three and six months ended June 30, 2015, compared to $12.6 million and $25.9 million for the three and six months ended June 30, 2014. The ratio of non-interest expenses to average assets was 2.47% and 2.42% during the six months ended June 30, 2015 and 2014, respectively. Salaries and benefits expenses increased $860 thousand, or 6.5%, during the six months ended June 30, 2015 compared to the six months ended June 30, 2014. During the first six months of 2015, CNB hired 20 additional full-time equivalent staff to facilitate the company’s continued growth. In addition, expenses associated with outsourced services increased $173 thousand during the six months ended June 30, 2015 compared to the six months ended June 30, 2014.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.3 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, loan production offices in Hollidaysburg, Pennsylvania and Ashtabula, Ohio, and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, as well as 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited) Three Months Ended June 30,			(unaudited) Six Months Ended June 30,
(Dollars in thousands, except share and per share data)	2015	2014	% change	2015	2014	% change
Income Statement
Interest income	$21,306	$21,418	-0.5%	$42,947	$42,855	0.2%
Interest expense	3,155	2,975	6.1%	6,206	6,132	1.2%

Net interest income	18,151	18,443	-1.6%	36,741	36,723	0.0%
Provision for loan losses	486	1,501	-67.6%	1,429	2,520	-43.3%

Net interest income after provision for loan losses	17,665	16,942	4.3%	35,312	34,203	3.2%

Non-interest income
Wealth and asset management fees	751	753	-0.3%	1,517	1,425	6.5%
Service charges on deposit accounts	1,094	1,145	-4.5%	2,111	2,186	-3.4%
Other service charges and fees	761	670	13.6%	1,385	1,238	11.9%
Net realized gains on available-for-sale securities	472	138	242.0%	491	204	140.7%
Net realized and unrealized gains (losses) on trading securities	(29)	99	NA	(61)	74	NA
Mortgage banking	207	183	13.1%	320	358	-10.6%
Bank owned life insurance	289	239	20.9%	565	479	18.0%
Other	596	287	107.7%	910	755	20.5%

Total non-interest income	4,141	3,514	17.8%	7,238	6,719	7.7%

Non-interest expenses
Salaries and benefits	7,506	6,443	16.5%	14,138	13,278	6.5%
Net occupancy expense of premises	1,794	1,760	1.9%	3,593	3,521	2.0%
FDIC insurance premiums	323	344	-6.1%	619	684	-9.5%
Core Deposit Intangible amortization	259	301	-14.0%	518	604	-14.2%
Other	4,239	3,760	12.7%	8,346	7,782	7.2%

Total non-interest expenses	14,121	12,608	12.0%	27,214	25,869	5.2%

Income before income taxes	7,685	7,848	-2.1%	15,336	15,053	1.9%
Income tax expense	2,083	2,231	-6.6%	4,169	4,270	-2.4%

Net income	$5,602	$5,617	-0.3%	$11,167	$10,783	3.6%

Average diluted shares outstanding	14,323,826	14,391,053		14,366,170	14,392,668

Diluted earnings per share	$0.39	$0.39	0.0%	$0.78	$0.75	4.0%
Cash dividends per share	$0.165	$0.165	0.0%	$0.33	$0.33	0.0%

Payout ratio	42%	42%		42%	44%

Average Balances

Loans, net of unearned income	$1,423,276	$1,304,937		$1,392,978	$1,298,461
Total earning assets	2,093,536	2,014,229		2,064,594	2,001,968
Total assets	2,231,083	2,153,843		2,202,811	2,140,034
Total deposits	1,856,095	1,838,799		1,850,137	1,828,567
Shareholders’ equity	195,232	178,633		194,646	175,624

Performance Ratios (quarterly information annualized)
Return on average assets	1.00%	1.04%		1.01%	1.01%
Return on average equity	11.48%	12.58%		11.47%	12.28%
Net interest margin (FTE)	3.60%	3.79%		3.71%	3.79%

Loan Charge-Offs
Net loan charge-offs	$676	$760		$1,310	$1,339
Net loan charge-offs / average loans	0.19%	0.23%		0.19%	0.21%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,	% change versus
	2015	2014	2014	12/31/14	6/30/14
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,451,464	$1,355,289	$1,308,331	7.1%	10.9%
Loans held for sale	2,271	887	942	156.0%	141.1%
Investment securities	644,778	690,225	699,848	-6.6%	-7.9%
FHLB and other equity interests	13,042	6,695	9,040	94.8%	44.3%
Other earning assets	3,495	3,633	3,218	-3.8%	8.6%

Total earning assets	2,115,050	2,056,729	2,021,379	2.8%	4.6%

Allowance for loan losses	(17,504)	(17,373)	(17,415)	0.8%	0.5%
Goodwill	27,194	27,194	27,194	0.0%	0.0%
Core deposit intangible	2,885	3,403	3,979	-15.2%	-27.5%
Other assets	126,164	119,260	121,528	5.8%	3.8%

Total assets	$2,253,789	$2,189,213	$2,156,665	2.9%	4.5%

Non interest-bearing deposits	$257,873	$244,743	$225,366	5.4%	14.4%
Interest-bearing deposits	1,604,875	1,602,336	1,625,681	0.2%	-1.3%

Total deposits	1,862,748	1,847,079	1,851,047	0.8%	0.6%

Borrowings	151,644	111,695	85,608	35.8%	77.1%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	26,040	21,271	22,204	22.4%	17.3%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,488	78,022	77,766	-0.7%	-0.4%
Retained earnings	117,025	110,619	103,075	5.8%	13.5%
Treasury stock	(1,170)	(1,152)	(1,671)	1.6%	-30.0%
Accumulated other comprehensive income (loss)	(606)	1,059	(1,984)	NA	-69.5%

Total shareholders’ equity	192,737	188,548	177,186	2.2%	8.8%

Total liabilities and shareholders’ equity	$2,253,789	$2,189,213	$2,156,665	2.9%	4.5%

Ending shares outstanding	14,404,466	14,404,416	14,371,983

Book value per share	$13.38	$13.09	$12.33
Tangible book value per share (*)	$11.29	$10.97	$10.16

Capital Ratios
Tangible common equity / tangible assets (*)	7.31%	7.32%	6.87%
Tier 1 leverage ratio	8.61%	8.39%	8.13%
Common equity tier 1 ratio	11.47%	NA	NA
Tier 1 risk based ratio	12.82%	13.06%	12.83%
Total risk based ratio	14.00%	14.30%	14.07%

Asset Quality
Non-accrual loans	$11,989	$9,190	$11,667
Loans 90+ days past due and accruing	67	213	705

Total non-performing loans	12,056	9,403	12,372
Other real estate owned	1,031	806	995

Total non-performing assets	$13,087	$10,209	$13,367

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$11,142	$14,771	$7,782
Non-performing TDR loans **	6,061	3,887	3,965

Total TDR loans	$17,203	$18,658	$11,747

Non-performing assets / Loans + OREO	0.90%	0.75%	1.02%
Non-performing assets / Total assets	0.58%	0.47%	0.62%
Allowance for loan losses / Loans	1.21%	1.28%	1.33%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
**	- Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited) June 30, 2015	December 31, 2014	(unaudited) June 30, 2014

Shareholders’ equity	$192,737	$188,548	$177,186
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,885	3,403	3,979

Tangible common equity	$162,658	$157,951	$146,013

Total assets	$2,253,789	$2,189,213	$2,156,665
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,885	3,403	3,979

Tangible assets	$2,223,710	$2,158,616	$2,125,492

Ending shares outstanding	14,404,466	14,404,416	14,371,983

Tangible book value per share	$11.29	$10.97	$10.16
Tangible common equity/Tangible assets	7.31%	7.32%	6.87%